Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS SOLID UNDERLYING SALES AND EARNINGS GROWTH IN FISCAL 2015 FIRST QUARTER

—NET SALES IN LINE WITH EXPECTATIONS, EPS BETTER THAN ANTICIPATED—

New York, NY, November 4, 2014 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales for its first quarter ended September 30, 2014 of $2.63 billion, a 2% decrease compared with $2.68 billion in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales decreased 1%.  Net earnings for the quarter were $228.1 million, compared with $300.7 million last year and diluted net earnings per common share were $.59, compared with $.76 in the prior year.

In the fiscal 2014 fourth quarter, some retailers accelerated sales orders in advance of the Company’s July 2014 implementation of its Strategic Modernization Initiative (SMI) in certain of its largest remaining locations of approximately $178 million.  These orders would have occurred in the Company’s fiscal 2015 first quarter.  This amounted to approximately $127 million in operating income, equal to approximately $.21 per diluted common share. Adjusting for the impact of the accelerated orders, net sales in constant currency and diluted earnings per share for the three months ended September 30, 2014 each would have increased 5%.

	Three Months Ended September 30, 2014
Reconciliation between GAAP and non-	Net Sales Growth
GAAP estimates (Unaudited)	Reported Basis		Constant Currency	Diluted Earnings Per Share
Results including the impact of the fiscal 2015 accelerated retailer orders	(2)%	(1)	(1)%	$.59	(1)
Non-GAAP
Impact of fiscal 2015 accelerated orders	~7%		~7%	.21

Results excluding the accelerated retailer orders	5%		5%	$.80

(1) Represents GAAP.

Amounts may not sum due to rounding.

Additionally, the fiscal 2014 first quarter results included charges associated with restructuring activities of $1.2 million.  Additional information about GAAP and non-GAAP financial measures, including reconciliation information, is included in this release.

Fabrizio Freda, President and Chief Executive Officer, said, “We entered the fiscal year on solid footing, with underlying strength in many parts of our business. Sales growth in the first fiscal quarter was in line with our expectations and earnings per share exceeded our forecast, due to strong results in several of our brands, as well as disciplined expense management.  Our performance, after adjusting for the accelerated sales orders we reported in fiscal 2014, was highlighted by double-digit sales and operating income growth from our Europe, Middle East & Africa region, where we are building share and leveraging opportunities in both developed and emerging markets.  In addition, our makeup artist and luxury brands, and online and travel retail channels delivered standout performances.

“Our well diversified business allows us to accelerate what’s working and capture opportunities to further strengthen our leadership in prestige beauty. Some of our brands that were small have become sizeable and solid engines of growth and we believe the new small brands we added to our portfolio recently can become engines of the future.

“While our current business is solid, we recognize the recent challenges around the globe, including the strength of the U.S. dollar, geopolitical tensions and soft retail environments in certain important markets, like Hong Kong. Reflecting the impact of these challenges, we are adjusting our full fiscal year net sales estimate to 5% to 6% in local currency and reducing our earnings per share estimate to $3.03 to $3.11 for the full fiscal year, excluding the effect of the accelerated retailer orders.  Our forecast reflects solid programs, our ability to leverage high growth opportunities and our intent to continue to sustain investments in areas of strong momentum and further build capabilities for the long term.”

Results by Product Category

	Three Months Ended September 30
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; Dollars in millions)	2014	2013	Reported Basis	Constant Currency	2014	2013	Reported Basis

Skin Care	$1,091.4	$1,171.0	(7)%	(7)%	$176.4	$241.6	(27)%
Makeup	1,021.3	1,001.0	2	2	125.9	166.3	(24)
Fragrance	377.4	367.4	3	3	39.0	36.9	6
Hair Care	128.1	124.8	3	4	8.8	8.4	5
Other	12.8	10.8	19	19	(2.1)	(2.5)	16
Subtotal	2,631.0	2,675.0	(2)	(1)	348.0	450.7	(23)
Returns and charges associated with restructuring activities	—	—			—	(1.2)
Total	$2,631.0	$2,675.0	(2)%	(1)%	$348.0	$449.5	(23)%

The change in net sales and operating income in the Company’s product categories was unfavorably impacted by the shift in orders from certain retailers due to the Company’s implementation of SMI, as previously mentioned, in the following product categories.  Also, see tables on page 11.

•                  Net sales: Skin care, approximately $91 million; makeup, approximately $65 million; fragrance, approximately $21 million; and hair care, approximately $1 million.

•                  Operating income: Skin care, approximately $72 million; makeup, approximately $41 million; and fragrance, approximately $14 million.

Excluding the impact of the shift in orders:

•                  Reported net sales in skin care, makeup, fragrance and hair care would have increased 1%, 9%, 8% and 3%, respectively.

•                  Operating results in skin care, makeup, fragrance and hair care would have increased 3%, 1%, 43% and 6%, respectively.

Skin Care

•                  Skin care net sales declined, due to the impact of the accelerated orders, as well as a difficult comparison with the prior-year period, which featured significant launches of reformulated iconic products from certain of our heritage brands.

•                  The decrease reflects lower sales, versus the prior year launches of certain Advanced Night Repair products from Estée Lauder and Dramatically Different Moisturizing Lotion+ from Clinique, as well as certain Even Better products by Clinique.

•                  Partially offsetting these decreases were sales from recent launches of the Company’s new Advanced Night Repair Eye Synchronized Recovery Complex II from Estée Lauder and the Clinique Smart custom-repair serum and Clinique Sonic System Purifying Cleansing Brush.

•                  Also, contributing to sales were recent product launches, such as Micro Essence Skin Activating Treatment Lotion from Estée Lauder, as well as from the Company’s luxury skin care brand, La Mer.

•                  Operating income decreased, primarily reflecting the lower sales, due to the accelerated orders.  Partially offsetting this decrease was a favorable comparison to the prior-year period, which included higher investment spending to support new launches.

Makeup

•                  Higher makeup sales primarily reflected strong growth from the Company’s makeup artist brands and from recent launches, such as Pure Color Envy sculpting lipstick and Perfectionist makeup from Estée Lauder.

•                  Sales from makeup artist brands benefited from new product offerings, as well as expanded distribution consistent with the Company’s retail store strategy.

•                  Sales in the category also benefited from Smashbox and the Tom Ford line of cosmetics.

•                  The decrease in makeup operating income primarily reflected lower results from heritage brands due to the impact of the accelerated orders, partially offset by improved results from the M•A•C brand.

Fragrance

•                  In fragrance, the higher sales primarily reflected growth from luxury brands Tom Ford and Jo Malone.  Sales gains were also generated from the recent launches of DKNY MYNY and Estée Lauder Modern Muse Chic.

•                  Fragrance operating income increased, primarily due to higher results from the Company’s luxury brands.  Adjusting for the impact of the accelerated orders fragrance operating income increased sharply.

Hair Care

•                  The hair care category’s growth benefited from expanded global distribution, primarily in freestanding retail stores and travel retail for Aveda and from specialty-multi brand retailers for Bumble and bumble.

•                  Hair care net sales growth also reflects the recent launches of the new and reformulated Dry Remedy line of products by Aveda and the expansion of Bumble and bumble’s Hairdresser’s Invisible Oil line of products.

•                  Hair care operating income increased, primarily reflecting higher net sales driven by expanded global distribution and new product launches, as well as strategically lower investment spending.

Results by Geographic Region

	Three Months Ended September 30
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; Dollars in millions)	2014	2013	Reported Basis	Constant Currency	2014	2013	Reported Basis

The Americas	$1,114.8	$1,202.4	(7)%	(6)%	$57.4	$156.0	(63)%
Europe, the Middle East & Africa	942.2	891.2	6	5	169.9	180.8	(6)
Asia/Pacific	574.0	581.4	(1)	(2)	120.7	113.9	6
Subtotal	2,631.0	2,675.0	(2)	(1)	348.0	450.7	(23)
Returns and charges associated with restructuring activities	—	—			—	(1.2)
Total	$2,631.0	$2,675.0	(2)%	(1)%	$348.0	$449.5	(23)%

The change in net sales and operating income in the Company’s geographic regions was unfavorably impacted by the shift in orders from certain retailers due to the Company’s implementation of SMI, as previously mentioned, as follows.  Also, see tables on page 11.

•                  Net sales: the Americas, approximately $84 million; Europe, the Middle East & Africa, approximately $68 million; and Asia/Pacific, approximately $26 million.

•                  Operating income: the Americas, approximately $53 million; Europe, the Middle East & Africa, approximately $53 million; and Asia/Pacific, approximately $21 million.

Excluding the impact of the shift in orders:

•                  Reported net sales in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased 0%, 13% and 3%, respectively.

•                  Operating income in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased/(decreased) (29)%, 23% and 25%, respectively.

The Americas

•                  Net sales in the United States and Canada decreased, primarily due to lower net sales from heritage brands, driven by the impact of the accelerated orders and a difficult comparison with the prior-year period product launches that featured significant launches of reformulated iconic products.

•                  Partially offsetting these declines was double-digit constant currency sales growth in Latin America.

•                  Sales in the Company’s online business also grew double-digits.

•                  Sales also benefited from new product introductions and the continued expansion at specialty multi-brand retailers and freestanding stores and expansion within retail channels by certain of the Company’s brands.

•                  Operating income in the Americas decreased, reflecting the lower sales, due, in part, to the accelerated orders. This decrease was partially offset by expense management.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased in most product categories and in most countries in the region.  The Company estimates that it continued to outperform prestige beauty in many markets.

•                  The net sales increase was led by double-digit constant currency growth in a number of emerging markets, including Russia, South Africa, Turkey and Central Europe.  Double-digit growth was also posted in the Balkans and Nordic, while strong sales gains were generated in the United Kingdom, the Middle East and Italy.

•                  In travel retail, sales decreased, reflecting the accelerated retailer orders, as previously discussed.  The Company’s travel retail business continues to benefit from new launch initiatives, an increase in global airline passenger traffic and expanded distribution.  Excluding the impact of the accelerated retailer orders, travel retail sales increased double digits.

•                  Operating income decreased, as higher results in the United Kingdom, Russia, France and South Africa were more than offset by lower operating results in travel retail, primarily due to the accelerated orders.

Asia/Pacific

•                  Sales in the region decreased modestly, reflecting lower constant currency sales in Japan, China and Thailand.  The decrease in Japan is due to the accelerated retailer orders. Sales in China declined modestly primarily due to certain heritage brands, reflecting the overall slower growth rate in the country, as well as a difficult comparison with the prior-year period that featured significant launch activity. Sales in Hong Kong were flat compared with the prior-year period.

•                  These decreases were partially offset by double-digit constant currency net sales growth in Australia and New Zealand, while Korea and Taiwan achieved mid- and high-single digit gains, respectively.

•                  In Asia/Pacific, operating income increased, led by Korea, Australia, China and Taiwan.  The improved results in China were primarily due to lower investment spending as compared with the higher level of spending in the prior-year period, which supported launches by certain of our heritage brands.  Lower operating results were posted primarily in Japan and Hong Kong.  The lower results in Japan reflect the impact from the accelerated retailer orders.

Cash Flows

•                  For the three months ended September 30, 2014, net cash flows provided by operating activities increased over 100% to $127.7 million, compared with $29.9 million in the prior year.

•                  The improvement primarily reflected an increase in cash from certain working capital components, partially offset by lower net earnings.

Outlook for Fiscal 2015 Second Quarter and Full Year

The Company continues to estimate global prestige beauty will grow approximately 3% to 4%, but expects it will be at the low end of the range due to certain macroeconomic issues.  The Company expects to grow ahead of the industry by focusing on the fastest growing product categories, channels and countries. The Company also expects to leverage its strong sales growth and increase its operating margin and cash flow from operations.

While the Company’s business is performing well overall, the Company is cautious of the slower growth in Hong Kong and from Chinese travelers, unfavorable foreign exchange due to the strength of the U.S. dollar in relation to certain currencies, the impact of lower volume of luxury gift giving in China, and a softer retail environment in some channels in the United States.   Additionally, the Company is negatively impacted by the recent political instability in Hong Kong, and is also monitoring the effects of certain global uncertainties on its business, including increased sanctions in Russia.

As previously mentioned, some retailers accelerated their sales orders in connection with the Company’s rollout of its last major wave of SMI in July 2014 in certain of its locations.  While those additional orders benefited fiscal 2014 results, the Company’s full year fiscal 2015 results will reflect a corresponding adverse effect. The Company’s fiscal 2015 full year outlook includes the impact of this shift.

Second Quarter Fiscal 2015

•                  Net sales are forecasted to increase between 3% and 4% in constant currency.

•                  Reflecting the strength of the U.S. dollar, foreign currency translation is expected to negatively impact sales by approximately 4% versus the prior-year period.

•                  Diluted net earnings per share are projected to be between $1.01 and $1.05.

•                  The approximate 4% negative currency impact on the sales growth equates to about $.05 of earnings per share.

•                  The Company’s second quarter estimates include the impact of the political unrest in Hong Kong on the Company’s domestic and travel retail business in the country.

Full Year Fiscal 2015

•                  Net sales are forecasted to grow between 2% and 3% in constant currency.

•                  Reflecting the strength of the U.S. dollar, foreign currency translation is now expected to negatively impact sales by approximately 3% versus the prior-year period.

•                  The impact of the accelerated retailer orders is expected to reduce the fiscal 2015 full year sales by approximately 3%.

•                  Net sales excluding the effect of the accelerated retailer orders are forecasted to grow between 5% and 6% in constant currency.

•                  Diluted net earnings per share, including the effect of the accelerated retailer orders, are projected to be between $2.82 to $2.90.

•                  Diluted net earnings per share, excluding the effect of the accelerated retailer orders, are projected to be between $3.03 to $3.11.

•                  The approximate 3% negative currency impact on the sales growth equates to about $.13 of earnings per share.  On a constant currency basis and before the effect of the accelerated retailer orders, earnings per share is expected to grow between 7% to 10%.

	Year Ending June 30, 2015
Reconciliation between GAAP and non-	Net Sales Growth
GAAP estimates (Unaudited)	Reported Basis		Constant Currency	Diluted Earnings Per Share
Forecast including the impact of the fiscal 2015 accelerated retailer orders	(1)% – 0%	(1)	2% – 3%	$2.82 – $2.90	(1)
Non-GAAP
Impact of fiscal 2015 accelerated orders	~3%		~3%	.21

Forecast excluding the accelerated retailer orders	2% – 3%		5% – 6%	$3.03 – $3.11

(1) Represents GAAP estimates.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, November 4, 2014 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 17160386).  The call will also be webcast live at http://investors.elcompanies.com.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2015 Second Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative, other information technology initiatives or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors,  Flirt!, GoodSkin Labs,  Tom Ford, Coach, Ojon, Smashbox, Ermenegildo Zegna, Aerin Beauty, Osiao, Marni, Tory Burch, RODIN olio lusso and Le Labo.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended September 30		Percent
	2014	2013	Change

Net Sales	$2,631.0	$2,675.0	(2)%
Cost of sales	536.6	544.1
Gross Profit	2,094.4	2,130.9	(2)%

Gross Margin	79.6%	79.7%

Operating expenses:
Selling, general and administrative	1,746.4	1,680.2
Restructuring and other charges	—	1.2
	1,746.4	1,681.4	4%
Operating Expense Margin	66.4%	62.9%

Operating Income	348.0	449.5	(23)%

Operating Income Margin	13.2%	16.8%

Interest expense, net	13.2	13.5
Earnings before Income Taxes	334.8	436.0	(23)%

Provision for income taxes	105.6	134.2
Net Earnings	229.2	301.8	(24)%

Net earnings attributable to noncontrolling interests	(1.1)	(1.1)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$228.1	$300.7	(24)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.60	$.78	(23)%
Diluted	.59	.76	(23)%

Weighted average common shares outstanding:
Basic	381.8	387.8
Diluted	388.2	394.9

In the fiscal 2014 fourth quarter some retailers accelerated sales orders in advance of the Company’s July 2014 implementation of its Strategic Modernization Initiative (SMI) in certain of its largest remaining locations of approximately $178 million.  These orders would have occurred in the Company’s fiscal 2015 first quarter ended September 30, 2014.  This amounted to approximately $127 million in operating income, equal to approximately $.21 per diluted common share.

THE ESTÉE LAUDER COMPANIES INC.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities and the accelerated orders associated with the Company’s Strategic Modernization Initiative (SMI) rollout.  The following are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses these non-GAAP financial measures, among other financial measures, to evaluate its operating performance, and the measures represent the manner in which the Company conducts and views its business.  Management believes that excluding these items that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

As part of SMI, the Company implemented the last major wave of SAP-based technologies in July 2014.  As a result, and consistent with prior waves, the Company experienced a shift in its sales and operating results from accelerated orders from certain of its retailers to provide adequate safety stock and to mitigate any potential short-term business interruption associated with the July 2014 SMI rollout.   In particular, approximately $178 million of accelerated orders were recorded as net sales in the fiscal 2014 fourth quarter that would have occurred in the fiscal 2015 first quarter.

This action created an unfavorable comparison between the fiscal 2015 and fiscal 2014 first quarters of approximately $178 million in net sales and approximately $127 million in operating income, equal to $.21 per diluted common share and impacted the Company’s operating margin comparisons.  The Company believes the presentation of certain comparative information in the discussions in this release that exclude the impact of the timing of these orders is useful in analyzing the net sales performance and operating results of its business.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Returns and Charges and Accelerated Orders Associated with the Company’s Implementation of SAP

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended September 30, 2014				Three Months Ended September 30, 2013				% Change
	As Reported	Returns/ Charges	SAP Adjust- ments	Before Charges /SAP	As Reported	Returns/ Charges	SAP Adjust-ments	Before Charges /SAP	versus Prior Year Before Charges/SAP
Net Sales	$2,631.0	$—	$178.3	$2,809.3	$2,675.0	$—	$—	$2,675.0	5%
Cost of sales	536.6	—	35.1	571.7	544.1	—	—	544.1
Gross Profit	2,094.4	—	143.2	2,237.6	2,130.9	—	—	2,130.9	5%
Gross Margin	79.6%			79.6%	79.7%			79.7%

Operating expenses	1,746.4	—	16.0	1,762.4	1,681.4	(1.2)	—	1,680.2	5%
Operating Expense Margin	66.4%			62.7%	62.9%			62.8%

Operating Income	348.0	—	127.2	475.2	449.5	1.2	—	450.7	5%
Operating Income Margin	13.2%			16.9%	16.8%			16.9%

Provision for income taxes	105.6	—	45.3	150.9	134.2	0.3	—	134.5
Net Earnings Attributable to The Estée Lauder Companies Inc.	228.1	—	81.9	310.0	300.7	0.9	—	301.6	3%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.59	—	.21	.80	.76	.00	—	.76	5%

The impact on net sales and operating results of the accelerated orders from certain retailers associated with the Company’s implementation of SMI by product category and geographic region is shown below.  Additionally, excluding the impact of the shift in orders and the returns and charges associated with restructuring activities, net sales and operating results for the three months ended September 30, 2014 would have increased/(decreased) as follows:

	Three Months Ended September 30, 2014
	Accelerated Sales Orders		Net Sales As Adjusted		Operating
(Unaudited)	Net Sales	Operating Results	Reported Basis	Constant Currency	Results As Adjusted
Product Category:
Skin Care	$91	$72	1%	1%	3%
Makeup	65	41	9	9	1
Fragrance	21	14	8	9	43
Hair Care	1	—	3	4	6
Other	—	—	19	19	16
Total	$178	$127	5%	5%	5%

Geographic Region:
The Americas	$84	$53	0%	1%	(29)%
Europe, the Middle East & Africa	68	53	13	12	23
Asia/Pacific	26	21	3	3	25
Total	$178	$127	5%	5%	5%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	September 30 2014	June 30 2014	September 30 2013
ASSETS
Current Assets
Cash and cash equivalents	$1,395.4	$1,629.1	$1,322.2
Accounts receivable, net	1,502.1	1,379.3	1,566.7
Inventory and promotional merchandise, net	1,257.0	1,294.0	1,196.3
Prepaid expenses and other current assets	573.4	522.8	547.2
Total Current Assets	4,727.9	4,825.2	4,632.4

Property, Plant and Equipment, net	1,444.3	1,502.6	1,364.4
Other Assets	1,492.1	1,541.0	1,523.7
Total Assets	$7,664.3	$7,868.8	$7,520.5

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$14.0	$18.4	$15.9
Accounts payable	516.1	524.5	461.9
Other current liabilities	1,411.6	1,513.8	1,509.8
Total Current Liabilities	1,941.7	2,056.7	1,987.6

Noncurrent Liabilities
Long-term debt	1,319.0	1,324.7	1,324.7
Other noncurrent liabilities	609.4	618.0	595.7
Total Noncurrent Liabilities	1,928.4	1,942.7	1,920.4

Total Equity	3,794.2	3,869.4	3,612.5
Total Liabilities and Equity	$7,664.3	$7,868.8	$7,520.5

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Three Months Ended September 30
	2014	2013
Cash Flows from Operating Activities
Net earnings	$229.2	$301.8
Depreciation and amortization	100.6	88.9
Deferred income taxes	(18.3)	(23.4)
Other items	69.2	59.4
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(167.9)	(375.1)
Increase in inventory and promotional merchandise, net	(9.7)	(58.1)
Increase in other assets, net	(37.1)	(37.6)
Increase (decrease) in accounts payable and other liabilities	(38.3)	74.0
Net cash flows provided by operating activities	$127.7	$29.9

Capital expenditures	$78.7	$85.7
Payments to acquire treasury stock	207.0	59.5
Dividends paid	77.5	69.8

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